UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2015

SYNAGEVA BIOPHARMA CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23155	56-1808663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Hayden Avenue

Lexington, MA 02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 357-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2015, Synageva BioPharma Corp. (“Synageva” or “we”) entered into a Commercial Supply Agreement (the “Supply Agreement”) with FUJIFILM Diosynth Biotechnologies U.S.A., Inc. (“Fujifilm”), for the purification of sebelipase alfa drug substance (the “Product”). The Supply Agreement expires on January 28, 2020, unless earlier terminated by either party. The Supply Agreement automatically renews for 2 year periods unless either party provides prior written notice not to renew the agreement.

Under the Supply Agreement, Fujifilm is required to purify, and we are required to purchase, a specified percentage of our annual, external requirements for the Product. The Supply Agreement includes specific minimum and maximum purchase obligations as well as forecasting requirements. In certain circumstances, we may be relieved of our minimum purchase obligations and forecasting requirements. The purchase price for the Product is based upon the volume of the Product that we order, and is subject to periodic adjustments over the term of the Supply Agreement. The Supply Agreement prohibits Fujifilm from supplying the Product for a third party during the term of the Supply Agreement.

The Supply Agreement may be terminated by either party upon: (a) the failure of either party to comply with its material obligations under the Supply Agreement if such failure is not remedied within certain specified time periods; (b) written notice to the other party upon such other party’s bankruptcy or insolvency; or (c) debarment of other party (or, in the case of Fujifilm, an individual involved in services provided by Fujifilm to Synageva). Additionally, we may terminate the Supply Agreement immediately upon written notice due to certain extended force majeure events.

The foregoing is a summary description of certain terms of the Supply Agreement and, by its nature, is incomplete. We will file the Supply Agreement as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2015. All readers are encouraged to read the entire text of the Supply Agreement when it is filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAGEVA BIOPHARMA CORP.

By:	/s/ Sanj K. Patel
Sanj K. Patel
President and Chief Executive Officer

Date: February 2, 2015